Amendment to Investment Advisory Agreement

      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Variable Investment Funds, Inc., a Maryland corporation (the "Company") and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 30th day of March, 1998 (the "Agreement").

      WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to management of the assets of the Company allocable to the INVESCO VIF-Realty Fund, and IFG is willing and able to perform such services on the terms and conditions set forth in the Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO VIF-Realty Fund, to the same extent as if the INVESCO VIF-Realty Fund was to be added to the definition of "Funds" as utilized in the Agreement, and that INVESCO VIF-Realty Fund shall pay IFG a fee for services provided to them by IFG under the Agreement as follows: 0.90% on the first $500 million of the Fund's average net assets, 0.75% on the next $500 million of the Fund's average net assets and 0.65% on the Fund's average net assets over $1 billion.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this 6th day of February, 1998.

                             INVESCO VARIABLE INVESTMENT FUNDS, INC.


                                By:  /s/ William J. Galvin
                                     ---------------------
                                     William J. Galvin,
ATTEST:                              Senior Vice President
/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary


                                INVESCO FUNDS GROUP, INC.


                                By:  /s/ Ronald L. Grooms
                                     --------------------
                                     Ronald L. Grooms,
ATTEST:                              Senior Vice President
/s/ Glen A. Payne
-------------------------
Glen A. Payne, Secretary